Exhibit 8.3
 JINCHENG TONGDA & NEAL
10th Floor, China World Tower, No.1 Jianguo Menwai Avenue, Beijing 100004, China
Tel :(86-10) 5706-8585 Fax :(86-10) 6518-5057, 8515-0267
NetQin Mobile Inc.
No. 4 Building
11 Heping Li East Street
Dongcheng District
Beijing 100013
People’s Republic of China
(86-10) 8565-5555
Re: NetQin Mobile Inc. Public Offering
March______, 2011
Dear Sirs,
We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and the region of Taiwan) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof.
We are acting as the PRC counsel for NetQin Mobile Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the proposed public offering of its American Depositary Shares (the “ADSs”) representing Class A common shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”) (the “Offering”) and the listing of the Company’s ADSs on the New York Stock Exchange (the “Listing”, and together with the Offering, the “Transaction”).
For the purpose of rendering this legal opinion (the “Opinion”), we have reviewed the registration statement, as amended when it became effective, including the information deemed to be a part thereof as of such time (the “Registration Statement”), the Prospectus, the underwriting agreement and the deposit agreement in relation to this Offering. In addition, we have reviewed the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Group Companies (as defined herein) and such other documents, corporate records, certificates issued and representations made by relevant government officials of the PRC and have made such inquiries as we have deemed appropriate as a basis for the opinions expressed herein.

In rendering this legal opinion, we have assumed that (i) all documents submitted to us as copies confirm to their originals and all documents submitted to us as originals are authentic; (ii) all signatures, seals and chops on such documents are genuine; (iii) all documents have been validly authorized, executed and delivered by all of the parties thereto, other than the Company and its subsidiaries; (iv) all facts and information stated or given in such documents are true and correct and no material information is withheld or omitted by the Company or the PRC Companies as disclosed in the Prospectus that is relevant for the purpose of issuing this legal opinion; (v) each of the documents and the corporate minutes and resolutions presented to us remains in full force and effective up to the date of this opinion and has not been varied, amended, cancelled or revoked, except as noted therein; (vi) all documents constitute legal, valid, binding and enforceable obligations on the parties thereto under the laws (other than the PRC Laws) by which they are expressed to be governed; (vii) the due compliance with, the legality, validity, effectiveness and enforceability under, all laws other than PRC Laws. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have received (including, without limitation, the accuracy of the representations and warranties of the Company and the PRC Companies). To the extent applicable, we have relied on certificates of responsible officers as to certain matters of fact (but not as to legal conclusions).
This legal opinion is rendered on the basis of the PRC Laws effective as at the date hereof. We do not purport to be an expert on, generally familiar with, or qualified to express legal opinions based on, any laws other than the PRC Laws. Accordingly, we express no opinion on the laws of any jurisdiction other than the PRC. Furthermore, there is no guarantee that any such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.
The following terms as used in this legal opinion are defined as follows:

“Control Agreements”	means the agreements set forth in “Corporate Structure” sections of the Prospectus, as listed in Schedule II of this Opinion.

“Group Companies”	means the Company, the Hong Kong Subsidiary, and the PRC Companies.

“Government Agency”	means any competent government authorities, courts, arbitration commissions or regulatory bodies of the PRC.

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Hong Kong Subsidiary”	means NetQin International Ltd., a company incorporated under the laws of Hong Kong and of which 100% equity interest is directly owned by the Company.

“Intellectual Property”	means trademarks, trade names, patent rights, copyrights, computer software, domain names, licenses, trade secrets, inventions, technology, know-how and other intellectual property and similar rights.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Group Companies taken as a whole.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Companies”	means the PRC Wholly Owned Subsidiary, PRC Subsidiary, and the Variable Interest Entity.

“PRC Wholly Owned Subsidiary”	means NetQin Mobile (Beijing) Co., Ltd. (), a company incorporated under the PRC Laws.

“PRC Subsidiary”	means Fuzhou NetQin Mobile Information Technology Co. Ltd. ()

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Variable Interest Entity”	means Beijing NetQin Technology Co., Ltd. (), a company incorporated under the PRC Laws.
Based on the foregoing and the disclosures made to us by the Group Companies, after our due inquiry, we are of the opinion that:
(i)	Incorporation and Existence of PRC Companies. Each of the PRC Companies has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with limited liability (only in the case of the PRC Wholly Owned Subsidiary) or a limited liability company, with full legal person status and in good standing under the PRC Laws.

The articles of association, business license and other constituent documents (if any) of each of the PRC Companies comply with the requirements of the PRC Laws and are in full force and effect. To our best knowledge after due inquiry, the business carried out by each PRC Company complies with its articles of association in effect and is within the business scope descried in its current business license.

All of the equity interests in each PRC Company have been duly authorized and validly issued, and have been duly registered with the competent authorities. All of the registered capital of each PRC Company has been fully and timely paid up in accordance with the PRC Laws and their respective articles of association. Each of the PRC Companies has duly obtained all necessary Governmental Authorizations that are required under the PRC Laws for the ownership interest by its respective shareholders as set out in Schedule 1 hereto of its equity interests. All of the equity interests of each of the PRC Companies are legally owned directly by the entities or individuals in the percentages as set out in Schedule 1 hereto after the respective names of the PRC Companies. To the best of our knowledge after due inquiry, all of the equity interests of each of the PRC Companies are free and clear of all liens, charges or any other encumbrances, equities or claims and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Companies, except for those pursuant to the Control Agreements described in the “Corporate Structure” section of the Prospectus.

(ii)	Business. Except as disclosed in the Prospectus, each of the PRC Companies has full legal right, power and authority (corporate and other) to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Prospectus and is duly qualified to transact business in each jurisdiction in which it owns or uses or leases properties, conducts any business or in which such qualification is required. Each of the PRC Companies has all necessary Governmental Authorizations to own, use, lease and operates its assets and to conduct its business in the manner presently conducted and as described in the Prospectus, except for those which would not have, individually or in the aggregate, a Material Adverse Effect and such necessary Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Prospectus. To the best of our knowledge after due inquiry, (A) each of the PRC Companies is in compliance with the provisions of such necessary Governmental Authorizations in all material respects; (B) none of the PRC Companies has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations; and (C) no circumstances have arisen such that any of such Governmental Authorizations may be revoked, suspended, cancelled or withdrawn or (where relevant) cannot be renewed upon its expiration date.
(iii)	Corporate Structure. The description of the corporate structure of the PRC Companies and the Control Agreements set forth in “Corporate Structure” and “Related Party Transactions—Contractual Arrangements” sections of the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. We have advised that Company that, (A) the ownership structures of the consolidated Variable Interest Entities, PRC Wholly Owned Subsidiary and PRC Subsidiary in China, both currently and after giving effect to this offering, comply with all existing PRC laws and regulations; (B) the contractual arrangements among NetQin Beijing and Beijing Technology and the shareholders of Beijing Technology that are governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and (C) each of the PRC Companies has all necessary corporate power and authority to conduct its business as described in its business scope under its business license. The business licenses of the PRC Companies are in full force and effect.

(iv)	Statements in the Prospectus. The statements set forth in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Dividends Policy,” “Corporate Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Enforceability of Civil Liabilities,” “Business,” “Regulation,” “Management,” “Related Party Transactions,” “Description of Share Capital,” “Taxation” and “Legal Matters” insofar as such statements describe or summarize matters of the PRC Laws, or documents, agreements or proceedings governed by the PRC Laws, are true and accurate, and fairly present or fairly summarize in all material respects the matters of the PRC Laws, documents, agreements or proceedings referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.
(v)	M&A Rules. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006. The M&A Rule purports, among other things to require offshore special purpose vehicles (the “SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rule and other PRC Laws and regulations, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

We have advised the Company, as disclosed in the Registration Statement, that under current PRC Laws, neither the CSRC approval nor any other Governmental Authorization is required in the context of the Offering or the consumption of the transactions contemplated by the underwriting agreement and the deposit agreement in relation to the Offering, because (1) the Company established the PRC Wholly Owned Subsidiary as a foreign-invested enterprise by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rule, and (2) the Control Agreements do not constitute the acquisition of the Variable Interest Entity.

(vi)	Compliance with PRC Law. Except as disclosed in the Prospectus, to the best of our knowledge after due and reasonable inquires, each of the PRC Companies is currently in compliance with all applicable PRC Laws in all material aspects, or such as do not, individually or in the aggregate, have a material adverse effect on the results of operations or position, financial or otherwise, of the Company or the PRC Companies, taken as a whole. The issuance, sale and delivery of the ADSs and the Shares underlying the ADSs by the Company as described in the Registration Statement will not conflict with, or result in a breach or violation of, the provisions of any applicable PRC Laws.

(vii)	Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: (A) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (B) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have advised the Company further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest.

(viii)	No Sovereign Immunity. We have advised the Company that, none of the PRC Companies or their respective assets is entitled to any immunity, on the grounds of sovereignty, from any action, suit or other legal proceedings; or from enforcement, execution or attachment.

(ix)	Tax Matters. We have advised the Company that foreign ADS holders may be subject to a 10% withholding tax upon dividends payable by the Company, if such income is sourced from within the PRC. Under the Enterprise Income Tax Law of 2007 dated March 16, 2007, or the New EIT Law and the Implementation Regulations of the Enterprise Income Tax Law dated December 6, 2007, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise. The “de facto management body” of an enterprise is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. Although the Company is incorporated in the Cayman Islands, substantially all of the Company’s management members are based in the PRC. It remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company controlled by PRC individuals, like the Company.

The opinion set forth under “Taxation” of the prospectus included in the Registration Statement, as it relates to matters of PRC tax law, is the opinion of Jincheng Tongda & Neal.
This Opinion is rendered to you and is intended to be used in the context which is specifically referred to herein and solely for the benefit of the Company in connection with the Transaction and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.
We hereby consent to the filling of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of and references to our name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulation” “Taxation”, and “Legal Matters” in the Prospectus included in the Registration Statement.

Signature page to the PRC Legal Opinion in connection with NetQin Mobile Inc. Public Offering
Yours faithfully,

Jincheng Tongda & Neal Law Firm
Signature page

SCHEDULE 1
List of PRC Companies and Their Shareholding Information

			Shareholding
	Full Name	Shareholder(s)	Percentage(s)
1.	NetQin Mobile (Beijing) Co.,Ltd. ()	Hong Kong Subsidiary	100%
2.	Beijing NetQin Technology Co.,Ltd. ()	Yu Lin ()	52%
		Wenyong Shi ()	33.25%
		Xu Zhou ()	14.75%
3.	Fuzhou NetQin Mobile Information Technology Co. Ltd. ()	Beijing NetQin Technology Co., Ltd. ()	51%
		Fuzhou Huihe Yitong Technology Co., Ltd. ()	49%

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SCHEDULE 2
List of Control Agreements
1.	Exclusive Technical Support Service Agreement, dated June 5, 2007, between NetQin Mobile (Beijing) Co., Ltd. () (“NetQin Beijing”) and Beijing NetQin Technology Co., Ltd. () (“Beijing Technology”).

2.	Share Dispose Agreement, dated June 5, 2007, among Beijng Technology and its Shareholders and NetQin Beijing.

3.	Share Transfer Agreement, dated June 5, 2007, among Beijng Technology and its Shareholders and NetQin Beijing.

4.	Operation Agreement, dated June 5, 2007, among Beijng Technology and its Shareholders and NetQin Beijing.

5.	Equity Pledge Agreement, dated August 5, 2007, among Lin Yu, Zhou Xu, Shi Wenyong and NetQin Beijng.

6.	Supplemental to the Equity Pledge Agreement, dated December 15, 2007, among Lin Yu, Zhou Xu, Shi Wenyong and NetQin Beijng.

7.	Conformation Letter for the Loan, dated January 5. 2011, among NetQin Beijing, NetQin Mobile Inc., Lin Yu, Zhou Xu, and Shi Wenyong.

8.	Supplemental to the Exclusive Technical Support Service Agreement, dated January 5. 2011, between NetQin Beijing and Beijing Technology

9.	Acknowledgement in connection with Capital Contribution, dated January 5. 2011, by Lin Yu, Zhou Xu, and Shi Wenyong.

10.	Acknowledgement in connection with Equity Pledge Registration, dated January 5. 2011, by Lin Yu, Zhou Xu, and Shi Wenyong.

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